EXHIBIT 99.1

                              NEWS RELEASE


FOR FURTHER INFORMATION CONTACT:

Michael D. James                                 FOR IMMEDIATE RELEASE
Tel  402-331-3727
Fax  402-331-4834


                   AMCON AND MARCUS REACH AGREEMENT

Omaha, NE, September 15, 1997 -- AMCON Distributing Company (NASDAQ: DIST) and Marcus Distributors, Inc. of St. Louis, Missouri announced today that the two companies have reached an agreement to combine their respective distribution businesses into AMCON. The arrangement is scheduled to close in October 1997. Terms of the arrangement were not disclosed.

Marcus operates as a wholesale distributor of consumer products consisting primarily of cigarettes, tobacco and candy products. Marcus's sales territory includes Illinois, Indiana, Kansas, Kentucky, Missouri and Tennessee. The annual sales of the Marcus operation will boost AMCON's annual revenues to over $200 million.

Kathleen Evans, president of AMCON, said "The addition of the St. Louis branch expands our service area and represents a tremendous opportunity for AMCON to introduce an expanded product mix and service to a new group of customers."

Omaha-based AMCON is a leading wholesale distributor of consumer products including beverages, candy, cigarettes, food service, groceries and health and beauty care products through eight distribution centers in Kansas, Missouri, Nebraska, North Dakota, South Dakota and Wyoming.


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